STOCK OPTION AGREEMENT
                             ----------------------

     AGREEMENT made the 24th day of October 1997, between Disc Graphics, Inc., a Delaware corporation, (hereinafter called the "Company") and Jeffrey J. Bowe, residing at 7752 Chesapeake West Drive, Indianapolis, Indiana 46326 (hereinafter called the "Optionee").
                              W I T N E S S E T H:
                              - - - - - - - - - -

     Whereas, the Company, Benham Press Inc. ("Benham") and the Stockholders of Benham entered into an Asset Purchase Agreement dated as of September 19, 1997, pursuant to which the Company will acquire substantially all of the assets and certain of the liabilities of Benham (the "Acquisition"); and

     Whereas, in connection with the Acquisition, the Optionee and the Company have agreed that, upon the Closing of the Acquisition, the Optionee is to become an employee of the Company; and

     Whereas, the Board of Directors of the Company has determined that, in connection with such employment, Optionee is eligible for, and should be granted, upon the Closing of the Acquisition as hereinafter provided, an option as hereinbelow provided, and Optionee desires to have such option;

     Now, Therefore, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Grant and Exercise of Option. The Company hereby grants to Optionee an option to purchase a total of 50,000 shares of the authorized and unissued Common Stock of the Company, having a par value of $.01 per share, at the price of $4.7625 per share, upon and subject to the following terms and conditions:

          (a) The within option may be exercised on or before October 23, 2002 (the "Expiration Date"). The option may not be exercised until the expiration of six (6) months from the date hereof (the "Effective Date") of this Agreement, whereupon this option may be exercised in full. It is expressly understood and agreed that in the event the within option is not exercised on or before the Expiration Date, as to any part or all of the shares which may be purchased under the option, the right to purchase such shares shall completely lapse;

          (b) Each exercise of the within option shall be by delivery to the Company, at its then principal office (attention of the Secretary) of written notice stating the number of shares to be purchased, accompanied by payment in full of the option price of such shares. The option price shall be payable in United States dollars in cash or by certified check, bank draft, postal or express money order; provided, however, that in lieu of payment in full in cash, an optionee may, with the prior approval of the Board of Directors, exercise his option by tendering to the Company shares of the Company's Common Stock owned by him and having a fair market value (as determined by the Board of Directors in its absolute discretion) equal to the cash exercise price (or the balance thereof) applicable to his option.

          (c) In the event of each exercise of the within option, the Company shall deliver to the Optionee, personally or at the Optionee's designated address, as soon as practicable, a certificate made out to the Optionee for the number of shares being purchased.

     2. Non-Transferability of Option. The option granted under this Agreement shall not be transferred otherwise than by will or the laws of descent and distribution and shall be exercisable during Optionee's lifetime only by the Optionee. No option granted hereunder shall be subject to execution, attachment, pledge, hypothecation, or other process.

     3. Death of Optionee. Any option, the period of which has not expired, shall terminate at the time of death of the Optionee, and no share of Common Stock may thereafter be delivered pursuant to such option, except that upon the death of the Optionee, the person or persons to whom such Optionee's rights under the option are transferred by will or the laws of descent and distribution may, within six (6) months after the date of such Optionee's death, but in no event after the Expiration Date, purchase all or any part of the shares with respect to which the option was exercisable on the date of termination of employment or service in accordance herewith.

     4. Dilution and Other Adjustments. In the event that there is any change in the stock subject to the within option through merger, consolidation or reorganization, or in the event of any dividend in stock of the same class to holders of issued and outstanding stock of the same class, or the issuance to the holders of such stock of rights to subscribe to stock of the same class, or in the event of any split, combination or exchange of stock or other change in the capital structure of the Company, the Board of Directors of the Company shall make such adjustments in the within option as it may deem equitable to prevent dilution or enlargement of the rights granted to the optionee hereunder, and such adjustments, when so made, shall be conclusive and binding on the parties to this Agreement; and provided, further, that nothing herein shall be construed as limiting or preventing the Company from exercising any right or power to make or enter into adjustments, reclassifications, reorganizations, or changes in its capital or business structure or to merge, consolidate or dissolve or to sell or transfer all or any part of its business or assets.

     5.    Requirements of Law.

          (a) If any law, regulation of the Securities and Exchange Commission, or any regulation of any other commission or agency having jurisdiction shall require the Company or the Optionee to take any action with respect to the shares of stock to be acquired upon the exercise of the within option, then the date upon which the Company shall deliver or cause to be delivered the certificate or certificates for the shares of stock shall be postponed until full compliance has been made with all such requirements of law or regulation.

          (b) Neither the Optionee nor any person or persons referred to in Paragraph 3 above, as the case may be, shall be, or shall be deemed to be, a holder of any shares subject to the within option unless and until certificates for such shares are delivered to him or them in accordance with this Agreement, and no certificates may be delivered until the shares represented thereby are paid in full.

     6. Purchase for Investment. The Optionee represents, on behalf of himself and the person or persons referred to in Paragraph 3 above, that any shares of the Company purchased pursuant to this Agreement will be acquired in good faith for investment and not for resale or distribution, and Optionee on behalf of himself and said person or persons, agrees that each notice of the exercise of the within option shall contain or be accompanied by a representation in writing signed by him or said person or persons, as the case may be, in form satisfactory to the Company, that the shares of the Company to be purchased pursuant to such notice are being so acquired and will not be sold except in compliance with applicable securities laws. The requirements of this Paragraph 6 may be waived by the Company if the Company shall have received an opinion of its counsel that such representation is not required.

     7. Acknowledgment. Optionee represents that he has read and understands the terms and conditions of this Agreement and agrees to be bound thereby.

     In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                   DISC GRAPHICS, INC.


                                   By:  ____________________________



                                   --------------------------------
                                   Jeffrey J. Bowe, Optionee